AMENDMENT TO MASTER PROGRAM AGREEMENT
AMONG
LEASE EQUITY APPRECIATION FUND I, LP (“ASSIGNOR”)
AND
INFORMATION LEASING CORPORATION (“ASSIGNEE”)
AND
LEAF FINANCIAL CORPORATION (“SERVICER”)

        THIS AMENDMENT TO MASTER PROGRAM AGREEMENT (“Amendment”), dated as of July 30, 2004, is by and among Lease Equity Appreciation Fund I, LP, a Delaware limited partnership having a place of business at 49 Bancroft Mills, Unit P 15, Wilmington, DE 19809 (“Assignor”), and National City Commercial Capital Corporation f/k/a Information Leasing Corporation, an Ohio corporation having its principal place of business at 995 Dalton Avenue, Cincinnati, Ohio 45203 (“Assignee”) and LEAF Financial Corporation, a Delaware corporation having its principal place of business at 1845 Walnut Street, Suite 1000, Philadelphia, Pennsylvania 19103 (“Servicer”).

WITNESSETH:

        WHEREAS, Assignor, Assignee and Servicer entered into a certain Master Program Agreement (“Agreement”) dated as of 29th day of September, 2003; and

        WHEREAS, Assignor, Assignee and Servicer each wish to amend such Agreement to modify certain provisions therein in accordance with the terms hereof.

        NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending hereby to be legally bound, the parties hereby agree as follows:

1.	Section 6.3 shall be removed in its entirety and shall be replaced with the following Section 6.3 as if the following were originally incorporated therein:

Section 6.3 Repurchase or Substitution of Paper not in Default. Repurchase and Substitution of Paper not in Default. With respect to each Lease Purchase Transaction, Assignor shall have the option to repurchase any item of Paper for the Repurchase Price (equal to the then Investment Balance) so long as the amount of aggregate repurchases with respect to such Lease Purchase Transaction in any calendar year does not exceed fifteen percent (15%) of the aggregate Investment Balance as of January 1st of that year (provided that if the Closing Date of a Lease Purchase Transaction is other than January 1st, the repurchase percentage shall be prorated accordingly for the first calendar year). If the aggregate of such repurchases exceeds the aforementioned annual limit with respect to a Lease Purchase Transaction, then any subsequent repurchases with respect to such Lease Purchase Transaction for that calendar year will be for the Repurchase Price, calculated using the adjusted Discount Rate as described in the definition of Repurchase Price. The Repurchase Price for any repurchase hereunder shall be due and payable on the effective date of such repurchase. There shall be no annual limit on the number or amount of substitutions made by Assignor, provided however, each substitution is subject to the Assignee’s sole discretion whether or not to agree to any such substitution. Any difference between the Investment Balance of the Paper being substituted and the agreed upon Advance for Leases which would be made with respect to the substitute Paper, shall be cured with a cash settlement to Assignee or Assignor, as appropriate, for the difference at the time of substitution. Upon receipt of such payment and/or substitute Paper, Assignee shall reassign the repurchased or substituted

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item of Paper, the applicable related Transaction Documents and Equipment to Assignor on an As-Is basis without recourse or warranty by Assignee, except for a warranty of retransfer of all interests received from Assignor free of any liens and encumbrances created by or arising through Assignee. It is the express intent of this section to allow Assignor to perform functions it deems as necessary for marketing situations while giving the Assignee protection and benefit from a global repurchase by Assignor.

2.	The definition of Repurchase Price shall be removed in its entirety and shall be replaced with the following definition as if the following were originally incorporated therein:

“Repurchase Price” shall mean the then Investment Balance with respect to the affected item of Paper except that if the Paper is repurchased by Assignor pursuant to, and in excess of the annual limitation set forth in, Section 6.3, the Discount Rate shall be reduced by two and one-half percent (2.50%); unless Assignee is awarded, after Assignee’s credit approval for the same Customer, a new transaction at then current market rates in which case the Investment Balance will be used as the Repurchase Price.

3.	Section 3.7 shall be removed in its entirety and shall be replaced with the following Section 3.7 as if the following were originally incorporated therein:

Section 3.7 Reserves for Losses and Servicing. For each Lease Purchase Transaction, Assignee and Assignor agree to establish a credit reserve equal to the percentage of the Advance for Lease Transactions set forth in the Lease Transaction Purchase Schedule (“Transaction Credit Reserve”) as of the Closing Date and Assignee shall retain and hold back from the Advance for Lease Transactions the percentage of the Advance for Lease Transactions set forth in the Lease Transaction Purchase Schedule as a funded portion of the Transactional Credit Reserve (“Transaction Holdback Amount”). The sum of all Transaction Credit Reserves shall be the “Credit Reserve” and the sum of all Transactional Holdback Amounts shall be the “Holdback Amount.” The Credit Reserve and Holdback Amount shall be administered as follows:

(a)	The Assignee shall establish a special deposit account (“Holdback Account”) with The Provident Bank in the name of the Assignee for the benefit of the Assignor, into which the Assignee shall deposit each Transactional Holdback Amount. Amounts in the Holdback Account shall earn interest at market rates for the benefit of the Assignor.

(b)	Assignor shall have no right to withdraw funds from the Holdback Account until all obligations of Assignor are satisfied per the terms of this Agreement at which time all remaining funds in the Holdback Account shall be paid to Assignor, provided that if the amount in the Holdback Account at the end of any month is in excess of the Loss Liability Balance, as defined below, Assignee shall remit the excess to Assignor within two business days after a written request for such from Assignor.

(c)	Assignor shall be required to repurchase from Assignee all Losses, defined in the next paragraph, up to an amount equal to the Credit Reserve. The purpose of the Holdback Amount is to provide additional security to Assignee of the payment obligations of Assignor under this Section 3.7.

The Assignor shall pay to Assignee all actual credit losses (individually “Loss”, collectively “Losses”) up to an amount equal to the then outstanding Credit Reserve balance minus the then outstanding Holdback Amount (“Credit Reserve Obligation”). Upon payment of a Loss by Assignor, the Credit Reserve will be decreased by the amount paid by Assignor to Assignee for said Loss. Upon payment of a Loss by Assignee using funds from the Holdback Account, the Credit Reserve will be decreased by the amount paid from such account. Furthermore, Assignor shall be required to bear the expense of the Credit Reserve Obligation prior to Assignee using the Holdback Account to offset Losses (e.g. if the Credit Reserve equals one hundred dollars ($100) and the Holdback Account equals twenty dollars ($20), the Assignor shall be required to pay the first eighty dollars ($80) of Loss(es) before the Holdback Account is used to offset any remaining Losses). The Assignee may use funds from the Holdback Account, at its sole discretion to offset Losses up to the then remaining Credit Reserve balance, whether or not Assignor has paid the Credit Reserve Obligation. The Assignee’s exercise of this right does not in any way reduce the Credit Reserve Obligation hereunder and in cases where Assignor has not paid the amount(s) it owes under the Credit Reserve Obligation, Assignee may

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request, and Assignor shall be obligated, to promptly replenish such amount to the Holdback Account up to the amount(s) Assignor owes under the Credit Reserve Obligation, however, Assignor is not obligated to pay, and Assignee is not entitled to recover, for any Loss more than once and any payment from Assignor not used to offset the accompanying Loss will be returned to Assignor. If Assignee agrees to reduction of the Holdback Account for any Lease Purchase Transaction as provided below, the appropriate adjustment to the Assignor’s Credit Reserve Obligation shall be made. Notwithstanding any provision herein to the contrary, Assignor’s aggregate liability for Losses shall not exceed the Credit Reserve. To the extent that: (i) Assignor has advanced Payments relating to Paper which subsequently becomes a Loss, all unreimbursed Payments advanced by Assignor relating to such Loss (each an “Unreimbursed Advance” and collectively “Unreimbursed Advances”); and (ii) the Holdback Account does not have sufficient funds to pay the Loss, the Unreimbursed Advance shall be applied towards Assignor’s obligation to pay Losses up to an aggregate amount equal to the Credit Reserve. Assignee shall reimburse Assignor for all Unreimbursed Advances to the extent that such Unreimbursed Advances would result in payment by Assignor of more than the Credit Reserve.

For purposes of this Section 3.7, a Loss for an item of Paper shall be deemed to have occurred on the earlier of (i) one hundred twenty (120) days contractual delinquency, or (ii) the date upon which the Equipment covered by such item of Paper has been repossessed and disposed of by Assignor or Assignor determines that such Equipment has no value for such purposes. The amount of the Loss shall be an amount equal to the Investment Balance as of the date that such Loss is determined to have occurred pursuant to the foregoing sentence.

Assignee and Assignor shall track all Losses reimbursed to Assignee, whether from the Holdback Account, Unreimbursed Advances and/or Assignor directly (collectively, the “Total Reimbursed Losses”). In the event a Loss occurs and funds are subsequently collected through recovery, litigation, settlement or sale of Equipment or similar means, such collected funds shall be distributed as follows: a) first to reimburse the collecting party for reasonable out of pocket expenses incurred with respect to the Loss; b) reimburse Assignee for any losses sustained above the Credit Reserve; c) reimburse to the Holdback Account any funds utilized from the Holdback Amount to pay a Loss (each a “Holdback Reimbursement” and collectively, “Holdback Reimbursements”); and d) the remaining funds to the Assignor. The Credit Reserve minus: (i) the Total Reimbursed Losses, plus (ii) all Holdback Reimbursements shall equal Assignor’s remaining liability for Losses at any time (the “Loss Liability Balance”).

Six months after each Closing and on a quarterly basis thereafter, upon written request from Assignor, Assignee will review the portfolio performance of each Lease Purchase Transaction and may, at Assignee’s sole discretion, reduce the required Holdback Amount. Such request shall not be reasonably denied and will be based upon review of the pool performance and financial review of the Assignor and any guarantor(s). Any such reduction will serve only to reduce the Holdback Amount with no reduction to the Credit Reserve (i.e. the cash held as security by Assignee for the Assignor’s obligations under the Credit Reserve will be reduced).

4. Section 3.9 shall be removed in its entirety and shall be replaced with the following Section 3.9 as if the following were originally incorporated therein:

Section 3.9 No Cross-collateralization. The amounts represented by Credit Reserve, whether in the form of the Holdback Account or otherwise, are available for Assignee to apply at its sole discretion to any Loss suffered with respect to a Lease Transaction Purchase Schedule (i.e. each Credit Reserve supports only supports the Closing in which it was generated). The termination or expiration of a Lease Transaction for which a contribution was made to the Credit Reserve shall not, in itself, give rise to a reduction in the Holdback Account or Loss Liability Balance.

5. Miscellaneous

(a)	All of the terms, conditions and provisions of the Agreement not herein modified shall remain in full force and effect. In the event a term, condition or provision of the Agreement conflicts with a term, condition or provision of this Amendment, the latter shall govern.

(b)	This Amendment shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Ohio other than any conflict of law provision thereunder which would result in the application of the substantive laws of any other jurisdiction.

(c)	This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

(d)	This Amendment may be executed in several counterparts, each of which shall constitute an original, but all which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written, but on the dates set forth under their respective signatures.

Lease Equity Appreciation Fund I, LP	Information Leasing Corporation
“Assignor”	“Assignee”

By: LEAF Financial Corporation	By:___________________________
Its General Partner

By: ____________________________	Name: ________________________

Name:__________________________	Title: _________________________

Title:___________________________	Date: _________________________
Date:___________________________ LEAF Financial Corporation “Servicer” By:___________________________ Name:_________________________ Title:__________________________ Date:__________________________